Exhibit 1

Nissin Information

March 17, 2005

1.     Operating Results as of February 28, 2005

     Operating results as of February 28, 2005 were as follows:

          Loans Receivable

	(In millions of yen, except percentages)
	2/04	2/05	% change
Loans to small business owners	76,043	80,010	5.2%
Small business owner loans	57,147	58,911	3.1%
Business Timely loans	18,896	21,098	11.7%
Secured loans	5,369	15,771	193.7%
Notes receivable	423	171	-59.6%
Wide loans	58,812	48,827	-17.0%
Consumer loans	36,980	2,905	-92.1%

Total loans receivable	177,628	147,684	-16.9%

* Bankrupt, delinquent and doubtful loans receivable are included in the above receivables.

          (For details please refer to our Monthly Data for February 2005.)

2.     Participation in CLSA Japan Forum

     Nissin Co., Ltd. and Nissin Servicer Co., Ltd. attended a forum sponsored by the CLSA (Credit Lyonnais Securities Asia-Pacific Markets) held from March 7th to 11th, 2005 at the Grand Hyatt Tokyo and presented the business strategies and directions to institutional investors.

     (The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp